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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                Commission File Number        0-22788
                                                       -------------------------

                           Axys Pharmaceuticals, Inc.
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             (Exact name of registrant as specified in its charter)

             180 Kimball Way, South San Francisco, California 94080
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.001 per share
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            (Title of each class of securities covered by this Form)

                                      None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                 Rule l2g-4(a)(1)(i)  [X]       Rule l2h-3(b)(l)(i)  [X]
                 Rule l2g-4(a)(1)(ii) [ ]       Rule 12h-3(b)(1)(ii) [ ]
                 Rule l2g-4(a)(2)(i)  [ ]       Rule l2h-3(b)(2)(i)  [ ]
                 Rule l2g-4(a)(2)(ii) [ ]       Rule l2h-3(b)(2)(ii) [ ]
                                                Rule l5d-6           [ ]


        Approximate number of holders of record as of the certification or
notice date:   One (1)
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        Pursuant to the requirements of the Securities Exchange Act of 1934,
Axys Pharmaceuticals, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 26, 2001                       By: /s/ Thomas P. Livingston
                                                  ------------------------------
                                                  NAME:  Thomas P. Livingston
                                                  TITLE:  Assistant Secretary